Exhibit 99.1
Advance Auto Parts Announces Board Leadership Transition
Jeff Smith Will Not Stand for Re-Election
Gene Lee to Become Chair at May 2020 Annual Shareholder Meeting

RALEIGH, N.C., March 4, 2020 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America that serves both professional installer and do-it-yourself customers, announced today that Mr. Jeffrey Smith will not stand for re-election at the May 2020 annual meeting of shareholders.

Mr. Smith became a member of the board in November 2015 and has served as the independent chair since May 2016. Mr. Smith’s current term expires May 15, 2020. The board of directors intends to appoint Eugene Lee, Jr., a current independent director and the president and chief executive officer of Darden Restaurants, Inc., as chair in May 2020.

“I will genuinely miss the team members and board members of Advance,” said Jeff Smith. “We have accomplished a great deal together and I am proud of our progress and excited about the future. While it is difficult to step away from this terrific company and great people, it is my confidence in the leadership and the plan that allows me to step away. I would like to thank Tom and the management team for a terrific partnership and for helping create a plan to produce substantial cash flow and value creation. I would also like to thank Gene Lee and the board for their professional and capable oversight. I am thrilled that Gene will continue as Chair and am excited to support the next chapter under his and Tom’s leadership.”

“I want to thank Jeff for his numerous contributions to the board of directors,” added Gene Lee, independent director. “Jeff’s strategic vision and disciplined approach to operational improvements helped us prioritize for the future, and we are making progress against the strategy he helped set in motion. I have no doubt the talented and experienced management team will continue to deliver meaningful results in the years ahead. On a personal level, I am thankful for Jeff’s partnership and guidance over the past five years, as well as the board’s confidence in me to assume the Chair role in May.”

“On behalf of our entire management team and board of directors, I want to thank Jeff for his outstanding leadership and support over the past four years,” said Tom Greco, Advance’s president and chief executive officer. “As one of the chief architects of our business transformation, Jeff’s relentless focus on team members, customers and shareholders has enabled us to build the foundation we need for long-term growth and margin expansion. We’ve delivered two consecutive years of top- and bottom-line improvement, and we are well positioned to drive meaningful sales growth, margin expansion and significant cash generation in the future. Gene is intimately familiar with our strategy and has a strong track record of driving results, which makes him uniquely qualified to lead the board at this time. I look forward to working with Gene in his new capacity as Chair. I am incredibly grateful for Jeff’s numerous contributions to the transformation of Advance and wish him continued success in the future.”

Unrelated to Mr. Smith’s departure, Ms. Adriana Karaboutis, who has served as a member of the board since February 2015, has elected to not stand for re-election at the May 2020 annual meeting of shareholders following the expiration of her current term. The nominating and governance committee has commenced a search for additional director candidates.

Mr. Greco continued, “Andi has been a valuable member of our board over the past five years, contributing meaningful expertise to the technology roadmap which is critical to the successful execution of our strategic objectives. I want to thank Andi for her support and wish her well in her future endeavors.”

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of December 28, 2019, Advance operated 4,877 stores and 160 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,253 independently owned Carquest branded stores across these locations in addition to Mexico, the Bahamas, Turks and Caicos and British Virgin Islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: AAPCommunications@advanceautoparts.com

Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements address future events or developments, and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook,” “estimate,” or similar expressions. These forward-looking statements include, but are not limited to, statements about the expected composition of our board of directors and the future of our business. Forward-looking statements reflect current views about our plans, strategies and prospects, which are based on information currently available as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Please refer to the risk factors discussed in "Item 1a. Risk Factors" in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for additional factors that could materially affect the Company’s actual results. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements.